As filed with the Securities and Exchange Commission on January 11, 2002
Registration Statement No. 33-55771

SECURITIES AND EXCHANGE COMMISSION
450 5th Street N.W.
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PFIZER INC.
(Exact name of Registrant as specified in its charter)

DELAWARE                                                                                                                     13-5315170
(State of Incorporation)                                                                (I.R.S. Employer Identification No.)

235 EAST 42ND STREET
NEW YORK, NEW YORK 10017-5755
(Address of Principal Executive Offices)

PFIZER SAVINGS PLAN (formerly, the PFIZER SAVINGS AND INVESTMENT PLAN)
AGOURON 401(k) PLAN

(Full Titles of the Plans)

MARGARET M. FORAN, ESQ.
PFIZER INC.
235 EAST 42ND STREET
NEW YORK, NEW YORK 10017-5755
(Name and Address of Agent for Service)

(212) 733-4802
(Telephone Number of Agent for Service)

This Post-effective Amendment No. 1 adds the Agouron 401(k) Plan to this Registration Statement, but does not increase the number of shares of common stock registered hereunder. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate number of interests to be offered and sold pursuant to the employee benefit plans described herein.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
          The following are incorporated by reference:

     the Annual Report of Pfizer Inc. on Form 10-K for the year ended December 31, 2000;

     the Annual Report of the Pfizer Savings and Investment Plan on Form 11-K for the fiscal year ended December 31, 2000;

     all other reports we subsequently filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934;

     the description of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of  1934, and any amendment or report filed to update such description.

     All documents later filed by us under Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, before we file a  post-effective amendment that indicates all securities offered have been sold or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date that document was filed.

ITEM 4. DESCRIPTION OF SECURITIES

             Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

            The validity of the securities previously has been passed upon by Terence J. Gallagher, Esq., former Vice President-Corporate Governance and Assistant Secretary for the Company. Mr. Gallagher also beneficially owns Common Stock and options to purchase Common Stock granted under the Pfizer Inc. Stock and Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

         Pursuant to Article V, Section 1 of its By-Laws, the registrant shall indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or may hereinafter be amended. The Company is insured against actions taken pursuant to its By-Laws and the directors and officers are insured directly at the Company's expense against such liabilities for which indemnification is not made. The Company has entered into agreements with its directors and certain of its officers requiring the Company to indemnify such persons to the fullest extent permitted by the Company's By-Laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

EXHIBIT

5*            Opinion and Consent of Terence J. Gallagher, Esq., former Vice President - Corporate Governance and Assistant  Secretary.

15 *         Accountants' Acknowledgement

23(b)*    Consent of KPMG LLP**, independent certified public accountants.

________________
*Previously filed

** KPMG LLP's consent was filed under the name of KPMG Peat Marwick LLP. The firm changed its name to KPMG LLP on January 1, 1999.

The undersigned hereby undertakes to submit the Plans and any amendments thereto to the Internal Revenue Service for the purpose of receiving a determination letter as to the qualification of the Plans under Section 401 of the Internal Revenue Code, in a timely manner, and to make all changes required by the Internal Revenue Service in order to qualify the Plans.

ITEM 9. UNDERTAKINGS

                    The Company undertakes:

  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    To include any material information about the plan of distribution not already disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be a new registration statement relating to the securities offered, and the offering of such securities at that time will be viewed as the initial bona fide offering.

  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be viewed as the initial bona fide offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Under the requirements of the Securities Act of 1933, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the authorized signer in The City of New York, State of New York, on the 11th day of January, 2002.

Dated: January 11, 2002

Pfizer Inc.

Registrant
 By:   /s/  Henry A. McKinnell

Henry A. McKinnell
 Chairman of the Board and
 Chief Executive Officer
(Principal Executive Officer)

          Under the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement was signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Henry A. McKinnell (Henry A. McKinnell)	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2002
/s/ David L. Shedlarz (David L. Shedlarz)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 11, 2002
/s/ Loretta V. Cangialosi (Loretta V. Cangialosi)	Vice President - Controller (Principal Accounting Officer)	January 11, 2002
/s/ Michael S. Brown (Michael S. Brown)	Director	January 11, 2002
/s/ M. Anthony Burns (M. Anthony Burns)	Director	January 11, 2002
/s/ Robert N. Burt (Robert N. Burt)	Director	January 11, 2002
________________ (W. Don Cornwell)	Director
/s/ William H. Gray, III (William H. Gray, III)	Director	January 11, 2002
/s/ Constance J. Horner (Constance J. Horner)	Director	January 11, 2002
/s/ William R. Howell (William R. Howell)	Director	January 11, 2002
/s/ Stanley O. Ikenberry (Stanley O. Ikenberry)	Director	January 11, 2002
/s/ Harry P. Kamen (Harry P. Kamen)	Director	January 11, 2002
/s/ George A. Lorch (George A. Lorch)	Director	January 11, 2002
/s/ Alex J. Mandl (Alex J. Mandl)	Director	January 11, 2002
/s/ Dana G. Mead (Dana G. Mead)	Director	January 11, 2002

/s/ John F. Niblack (John F. Niblack)	Vice Chairman and Director	January 11, 2002
/s/ Franklin D. Raines (Franklin D. Raines)	Director	January 11, 2002
/s/ Ruth J. Simmons (Ruth J. Simmons)	Director	January 11, 2002
/s/ William C. Steere, Jr. (William C. Steere, Jr.)	Director	January 11, 2002
/s/ Jean-Paul Valles (Jean-Paul Valles)	Director	January 11, 2002

The Plans

Pursuant to the requirements of the Securities Act of 1933, the Savings and Investment Plan Committee has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized in the City of New York, State of New York, on January 11, 2002.

Pfizer Savings Plan

 By: /s/ David L Shedlarz

David L. Shedlarz
Chair, Savings and Investment Plan Committee

Pursuant to the requirements of the Securities Act of 1933, the Savings and Investment Plan Committee has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized in the City of New York, State of New York, on January 11, 2002.

Agouron 401(k) Plan

By:  /s/ David L. Shedlarz

David L. Shedlarz
Chair, Savings and Investment Plan Committee

EXHIBIT INDEX

EXHIBIT

5*                   Opinion and Consent of Terence J. Gallagher, Esq., former Vice President - Corporate Governance and Assistant  Secretary.

15 *               Accountants' Acknowledgement

23(b)*           Consent of KPMG LLP**, independent certified public accountants.

________________
* Previously filed

** KPMG LLP's consent was filed under the name of KPMG Peat Marwick LLP. The firm changed its name to KPMG LLP on January 1, 1999.